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                                                                  EXHIBIT 23.8

                    CONSENT OF PRUDENTIAL SECURITIES, INC.

                                                              January 25, 1999

The Marquee Group, Inc.
888 Seventh Avenue, 37th Floor
New York, NY 10019

Dears Sirs:

   We hereby consent to the use of our opinion letter to the Board of Directors of The Marquee Group, Inc. ("Marquee"), included as Annex II to the Joint Proxy Statement and Prospectus which forms a part of the Registration Statement on Form S-4 of SFX Entertainment, Inc. ("SFX") relating to the proposed merger of Marquee with and into SFX, and to the references to such opinion in such Joint Proxy Statement and Prospectus under the captions Summary--"The Merger--Opinion of Financial Advisor;" "The Merger--Background of The Merger," "The Merger--Marquee's Reasons For The Merger;" and "The Merger--Opinion of Marquee's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,
                                        /s/ Prudential Securities Incorporated
                                        PRUDENTIAL SECURITIES INCORPORATED